             SECOND SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH

                           SEASON ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                             CENDANT CORPORATION

                          OFFER TO PURCHASE FOR CASH
                      23,501,260 SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                      OF

                    AMERICAN BANKERS INSURANCE GROUP, INC.
                                     FOR
                             $67.00 NET PER SHARE

       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 6, 1998,
                        UNLESS THE OFFER IS EXTENDED.

   THE BOARD OF DIRECTORS OF AMERICAN BANKERS INSURANCE GROUP, INC. (THE "COMPANY") HAS APPROVED THE OFFER, DETERMINED THAT THE CONSIDERATION TO
BE PAID FOR COMMON SHARES PURSUANT TO THE OFFER AND THE MERGER DESCRIBED HEREIN IS FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND ITS
SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND THE MERGER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH SHARES OWNED BY CENDANT CORPORATION ("PARENT") AND SEASON ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER"), CONSTITUTE AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AND (2) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OVER THE COMPANY'S INSURANCE SUBSIDIARIES. SEE THE INTRODUCTION TO THIS SECOND SUPPLEMENT AND SECTION 5 OF THIS SECOND SUPPLEMENT.

   THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.
-----------------------------------------------------------------------------

                                  IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Common Shares should either (i) complete and sign one of the Letters of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letters of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letters of Transmittal, mail or deliver one of the Letters of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Common Shares to the Depositary along with one of the Letters of Transmittal (or a facsimile thereof) or deliver such Common Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase as supplemented by Section 2 of the First Supplement (as defined herein) prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Common Shares.

   Any shareholder who desires to tender Common Shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase as supplemented by Section 2 of the First Supplement on a timely basis, may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase as supplemented by Section 2 of the First Supplement.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Second Supplement. Additional copies of the Offer to Purchase, the First Supplement, this Second Supplement, the revised Letters of Transmittal or other tender offer materials may be obtained from the Information Agent.

                      The Dealer Managers for the Offer are:

LEHMAN BROTHERS                                            MERRILL LYNCH & CO.

March 24, 1998

                              TABLE OF CONTENTS

                                                                                             PAGE
                                                                                           --------
INTRODUCTION..............................................................................     1
1.Terms of the Offer; Expiration Date.....................................................     3
2.Price Range of Shares; Dividends........................................................     3
3.Background of the Offer; Contacts with the Company......................................     3
4.Purpose of the Offer and the Merger; Plans for the Company; Certain Considerations .....     4
5.Conditions of the Offer.................................................................    12
6.Certain Legal Matters; Regulatory Approvals; Certain Litigation.........................    13
7.Miscellaneous...........................................................................    14

TO THE HOLDERS OF COMMON STOCK OF AMERICAN BANKERS INSURANCE GROUP, INC.:

                                 INTRODUCTION

   The following information amends and supplements the Offer to Purchase, dated January 27, 1998 (the "Offer to Purchase"), as supplemented by the Supplement to the Offer to Purchase, dated March 16, 1998 (the "First Supplement"), of Season Acquisition Corp. ("Purchaser"), a New Jersey corporation and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Parent"), pursuant to which Purchaser is offering to purchase 23,501,260 outstanding shares of common stock, par value $1.00 per share (the "Common Shares"), of American Bankers Insurance Group, Inc., a Florida corporation (the "Company"), including the associated Series C Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 19, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (as such agreement may be amended, the "Rights Agreement"), at a price of $67.00 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, the First Supplement and this Second Supplement and in the revised Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

   This Second Supplement should be read in conjunction with the Offer to Purchase and the First Supplement. Except as set forth in this Second Supplement and the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase, the First Supplement and the Letters of Transmittal previously mailed to shareholders remain applicable in all respects to the Offer. Terms used but not defined herein have the meaning set forth in the Offer to Purchase or the First Supplement.

   According to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") filed on March 17, 1998 with the Securities and Exchange Commission (the "SEC"), the Board of Directors of the Company (the "Company Board") determined, after consultation with its legal and financial advisors, and based upon information currently available to it, that the terms of the Offer as revised to offer cash and stock with a value of $67.00 per Common Share met the definition of a "Superior Proposal," as defined in the Amended AIG Merger Agreement. The Company therefore instructed its legal and financial advisors to commence discussions with Parent with respect to the Offer, as permitted by the Amended AIG Merger Agreement, including seeking answers to the questions previously submitted by the Company to Parent.

   On March 17, 1998 and March 18, 1998, representatives of Parent and the Company, together with their legal counsel and financial advisors, held due diligence meetings regarding the Company and Parent.

   In addition, on March 17, 1998, representatives of Parent, the Company and AIG, together with their legal counsel, met to discuss a possible settlement regarding the acquisition of the Company. On March 18, 1998, the Company, AIG and Parent entered into a settlement agreement (the "Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, AIG agreed to temporarily waive until 2:00 p.m. on March 23, 1998 certain provisions in the Amended
AIG Merger Agreement which waiver permitted the Company to terminate the Amended AIG Merger Agreement in order to enter into a definitive acquisition agreement with Parent.

   On March 20, 1998, the Company Board approved the Parent Merger Agreement, subject to finalizing certain open items.

   On March 23, 1998, in accordance with the terms of the Settlement Agreement, the Company paid to AIG a termination fee of $100 million (the "Termination Amount") and Parent paid $5 million to AIG in respect of AIG's expenses (the "Initial Expense Amount"). Concurrently with such payments, the Company and AIG terminated the Amended AIG Merger Agreement, the Amended AIG Lockup Option Agreement and the AIG Voting Agreement. Thereafter, Parent, Purchaser and the Company entered into an Agreement and Plan of Merger, dated as of March 23, 1998 (the "Parent Merger Agreement"), which provides, among other things, for (i) the modification of the conditions to the Offer, as described in Section 5 hereof, and (ii) following the consummation of the Offer, the merger of the Company with and into Purchaser with Purchaser continuing as the surviving corporation (the "Merger"). Pursuant to the Merger, each Common Share then outstanding (other than Common Shares owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or Common Shares owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties) will be converted into, and become exchangeable for, that number of shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") having a value equal to the amount derived by dividing $67.00 by the average closing prices of the Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of the Wall Street Journal) for the ten trading days ending on the third trading day prior to the date the Merger is consummated. In addition, pursuant to the Merger, each of the then outstanding shares of the $3.125 Series B Cumulative Convertible Preferred Stock, no par value, of the Company (the "Preferred Shares" and, together with the Common Shares, the "Shares") will be converted into one share of a new series of convertible preferred stock of Parent (the "Parent Preferred Stock") having substantially similar terms to the Preferred Shares, except that such shares shall be convertible into shares of Parent Common Stock in accordance with the terms of the Preferred Shares.

   The Offer is being amended and supplemented pursuant to the terms of the Parent Merger Agreement. For a more detailed description of the Parent Merger Agreement, see Section 4 of this Second Supplement.

   THE COMPANY BOARD HAS APPROVED THE OFFER, DETERMINED THAT THE
CONSIDERATION TO BE PAID FOR COMMON SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND ITS
SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND THE
MERGER.

   Salomon Smith Barney Holdings, Inc. ("Salomon Smith Barney"), financial advisor to the Company, has delivered its written opinion to the Company Board that the consideration to be received per Common Share by the holders thereof, in connection with the Offer and the Merger is fair, from a financial point of view, to such shareholders. A copy of the opinion of Salomon Smith Barney is attached as an exhibit to Amendment No. 11 to
Schedule 14D-9, which is being distributed with this Second Supplement to the shareholders of the Company. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations on the review undertaken by Salomon Smith Barney.

   In connection with the Parent Merger Agreement, the Company has amended the Rights Agreement so that the Rights are inapplicable to the Offer. Accordingly, the Offer is no longer subject to the Rights Condition.

   On March 20, 1998, the Company Board approved the terms of the Parent Merger Agreement and determined that the Offer and the Merger are fair to and in the best interest of the Company and its shareholders. Consequently, the supermajority vote requirement of Paragraph A of Article VIII of the Company's Third Amended and Restated Articles of Incorporation and the affiliated transaction provisions of Section 607.0901(2) of the Florida Business Corporation Act have been rendered inapplicable to the Merger. Accordingly, the Offer is no longer subject to the Supermajority Vote Condition or the Affiliated Transaction Condition.

   The Offer is also no longer subject to the Control Share Condition, as the Company has agreed in the Parent Merger Agreement not to amend the Company Bylaws in any respect prior to the Merger, thereby ensuring that the Control Share Statute remains inapplicable to the Company. In addition, in accordance with the terms of the Settlement Agreement, the Amended AIG Lockup Option has been terminated. Consequently the Offer is no longer subject to the Lockup Termination Condition.

   THE OFFER REMAINS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH SHARES OWNED BY PARENT AND PURCHASER, CONSTITUTE AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OVER THE COMPANY'S INSURANCE SUBSIDIARIES. THE OFFER IS ALSO CONDITIONED UPON CERTAIN OTHER MATTERS. SEE SECTION 5 OF THIS SECOND SUPPLEMENT.

   Based on information received from the Company, Parent and Purchaser believe that, as of the close of business on March 18, 1998, there were 47,013,775 Common Shares outstanding on a fully diluted basis. Parent currently owns an aggregate of 371,200 Common Shares and an aggregate of 99,900 Preferred Shares (which are convertible into 199,540 Common Shares) acquired in open-market transactions. Parent and Purchaser believe that the Minimum Condition would be satisfied if at least an aggregate of 23,406,285 Common Shares are validly tendered prior to the Expiration Date and not withdrawn. However, Parent and Purchaser remain willing to accept up to 23,501,260 Common Shares for purchase pursuant to the Offer.

   Except as amended and supplemented in this Second Supplement, the terms and conditions of the Offer remain in full force and effect.

   THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE REVISED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   This Second Supplement does not constitute a solicitation of proxies for any meeting of the Company's shareholders. Any such solicitation by Parent or Purchaser would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, this Second Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities of Parent. Such an offer may be made only pursuant to a prospectus pursuant to the Securities Act of 1933, as amended (the "Securities Act").

   THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE. The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

   The term "Expiration Date" has been amended to mean 12:00 Midnight, New York City time, on Monday, April 6, 1998, unless and until Purchaser, in its sole discretion, but subject to the terms of the Parent Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   SHAREHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED COMMON SHARES PURSUANT
TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH COMMON SHARES HAVE VALIDLY TENDERED SUCH COMMON SHARES FOR PURPOSES OF THE OFFER, AS AMENDED, AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE PRICE OF $67.00 PER COMMON SHARE PURSUANT TO THE OFFER.

2. PRICE RANGE OF SHARES; DIVIDENDS. The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

   According to public sources, the high and low closing sale prices per Common Share on the NYSE for the First Quarter of 1998 (through March 23,
1998) were $65.75 and $45.63 respectively. On March 20, 1998, the last full trading day prior to the public announcement of the Parent Merger Agreement, the reported closing sale price per Common Share on the NYSE Composite Tape was $64.56. Shareholders are urged to obtain a current market quotation for the Common Shares.

3. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

   On March 16, 1998, Parent delivered a letter to the Company Board increasing the value of the Offer from $58.00 per Common Share to $67.00 per Common Share, representing a premium of $9.00 (or 15.5%) over the value of the Proposed AIG Merger.

   On March 17, 1998, the Company Board determined, after consultation with its legal and financial advisors, and based upon information currently available to it, that the terms of the revised Offer met the definition of a "Superior Proposal," as defined in the Amended AIG Merger Agreement. The Company therefore instructed its legal and financial advisors to commence discussions with Parent with respect to the Offer, as permitted by the Amended AIG Merger Agreement.

   On March 17, 1998 and March 18, 1998, representatives of Parent and the Company, together with their legal counsel and financial advisors, held due diligence meetings regarding the Company and Parent. In addition, on March 17, 1998, representatives of Parent, the Company and AIG, together with their legal counsel, met to discuss a possible settlement regarding the acquisition of the Company. On March 18, 1998, the Company, AIG and Parent entered into the Settlement Agreement.

   On March 20, 1998, the Company Board approved the Parent Merger Agreement, subject to finalizing certain open items. In addition, at such meeting, the Company Board resolved to terminate the Amended AIG Merger Agreement, the Amended AIG Lockup Option Agreement and the AIG Voting Agreement in accordance with their respective terms and authorized the payment to AIG of the Termination Amount. The terms of the Parent Merger Agreement were finalized on March 22, 1998.

   On March 23, 1998, the Company paid to AIG the Termination Amount and Parent paid to AIG the Initial Expense Amount. Concurrently with such payments, the Company and AIG terminated the Amended AIG Merger Agreement, the Amended AIG Lockup Option Agreement and the AIG Voting Agreement in accordance with the terms of the Settlement Agreement. The Company, Parent and Purchaser subsequently executed the Parent Merger Agreement.

4. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS. The discussion set forth in Section 12 of the Offer to Purchase is hereby amended and supplemented as follows:

Parent Merger Agreement

   Pursuant to the Parent Merger Agreement and following the consummation of the Offer, the Parent, Purchaser and the Company have agreed to effect the Merger in accordance with the provisions of the Parent Merger Agreement as promptly as practicable following the satisfaction or waiver of certain conditions to the Merger. Set forth below is a description of the material provisions of the Parent Merger Agreement.

   The Offer. The purpose of the Offer is for Parent to obtain control of the Company as a first step in acquiring the entire equity interest in the Company. Pursuant to the terms of the Parent Merger Agreement, Purchaser may not, without the Company's consent, decrease the price per Common Share or change the form of consideration payable in the Offer, decrease the number of Common Shares sought in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares (including any increase in the number of Common Shares sought that would cause the Offer and the Merger, taken together, not to qualify as a tax-free "reorganization" under the federal tax laws). However, if during the pendency of the Offer, another party makes or proposes an Acquisition Proposal, Purchaser has the right under the Parent Merger Agreement to increase the number of Common Shares sought in the Offer up to 100% of the then outstanding Common Shares (an "Increased Offer"). In the event of an Increased Offer in which Purchaser acquires more Common Shares than would satisfy the Minimum Condition, all Common Shares which remain outstanding immediately prior to the Effective Time will be converted in the Merger into cash and/or shares of Parent Common Stock, at Purchaser's option, subject to certain limitations arising out of the federal tax laws. In addition, Purchaser, at its sole option, may extend the Offer on one or more occasions and will be obligated to extend the Offer at the request of the Company for up to 120 days from the date of the Parent Merger Agreement.

   The Merger. Pursuant to the terms of the Merger, following the consummation of the Offer, the Company will be merged with and into Purchaser with Purchaser continuing as the surviving corporation. Purchaser will succeed to the business of the Company and will assume the name American Bankers Insurance Group, Inc. As a result of the Merger, each Common Share then outstanding (other than Common Shares owned by Parent, Purchaser or any direct or indirect subsidiary of Parent or Common Shares owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties) will be converted into, and become exchangeable for, that number of shares of Parent Common Stock having a value equal to the amount derived by dividing $67.00 by the average closing prices of the Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of the Wall Street Journal) for the ten trading days ending on the third trading day prior to the date the Merger is consummated). In addition, pursuant to the Merger, each of the then outstanding Preferred Shares will be converted into one share of Parent Preferred Stock having substantially similar terms to the Preferred Shares, except that such shares shall be convertible into shares of Parent Common Stock in accordance with the terms of the Preferred Shares.

   The Parent Merger Agreement provides that the closing of the Merger (the "Closing") will take place within five business days of the fulfillment or waiver of all of the conditions to the Merger set forth in the Parent Merger Agreement, unless the Company and Parent agree otherwise in writing. The Merger will become effective when the Florida Secretary of State accepts for filing the Articles of Merger to be filed in Florida by the Company or when the New Jersey Secretary of State accepts for filing the Certificate of Merger to be filed in New Jersey by Parent, whichever is later, or at such later time as agreed by the parties (the "Effective Time").

   Conditions of the Merger. The obligation of each of the Company and Parent to effect the Merger is conditioned on the following: (a) the authorization for listing on the NYSE upon official notice of issuance of the shares of Parent Common Stock issuable to holders of Common Shares and the shares of Parent Preferred Stock issuable to holders of Preferred Shares; (b) no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger; (c) a Registration Statement on Form S-4 ("Registration Statement") to give effect to the terms of the Parent Merger Agreement, having been declared effective and no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened, by the SEC;
(d) Parent having received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated by the Parent Merger Agreement; (e) Purchaser having purchased Common Shares pursuant to the Offer (except that this condition shall not constitute a condition to Parent and Purchaser's obligations to consummate the Merger in the event Purchaser fails to purchase Common Shares pursuant to the Offer in breach of its or Parent's obligations under the Parent Merger Agreement); (f) Parent having received a certificate from an executive officer of the Company stating that the Company has performed all obligations required of it under the Parent Merger Agreement; (g) Parent having received a letter from each person identified as an "affiliate" (as such term is defined under the Securities Act) of the Company; and (h) unless the Merger is restructured as described below under Alternative Transaction Structure, the receipt by Parent and the Company of the opinion of its respective tax counsel regarding the treatment of the Merger as a "reorganization" under the Code.

   Conduct of the Company's Business Prior to the Merger. The Company has convenanted and agreed as to itself and, where indicated, each of its subsidiaries or insurance subsidiaries that after the date of the Parent Merger Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by the Parent Merger Agreement or the Company's disclosure schedule thereto, and except for the acceleration of the vesting of the options outstanding under the Company's 1997 Equity Incentive Plan) that (a) the Company and its subsidiaries' businesses shall be conducted in the ordinary and usual course (it being understood that nothing contained in the Parent
Merger Agreement permits the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its subsidiaries or to enter into or engage in any new lines of business without Parent's prior written consent); (b) the Company and its subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates; (c) the Company shall not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; (d) the Company shall not amend or modify the Company Articles or the Company Bylaws or amend, modify or terminate the Rights Agreement; (e) the Company shall not split, combine or reclassify its outstanding shares of capital stock; (f) the Company shall not authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from subsidiaries, regular quarterly cash dividends paid by it on the Common Shares not in excess of $0.11 per Common Share and regular quarterly dividends paid by it on the Preferred Shares in accordance with the Company Articles; (g) the Company shall not repurchase, redeem or otherwise acquire (except in connection with any of the Company's stock plans) or permit any of its subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (h) neither the Company nor its subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or any securities convertible or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than pursuant to exercise of the Rights and shares issuable pursuant to options outstanding on the date of the Parent Merger Agreement under any of the Company's stock plans or upon conversion of the Preferred Shares); (i) other than in the ordinary and usual course of business, neither the Company nor any of its subsidiaries shall transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of its subsidiaries) or incur or modify any material indebtedness or other liability; (j) neither the Company nor any of its subsidiaries shall make or authorize or commit for any capital expenditures other than in amounts not exceeding $5 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity, including by way of assumption reinsurance, in excess of $2 million individually or $5 million in the aggregate (other than in connection with ordinary course investment activities); (k) neither the Company nor any of its subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any of its compensation and benefit plans, other than awards made in the normal course under the Management Incentive Plan in respect of 1997 performance or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases); (l) neither the Company nor any of its subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, claims arising under the terms of products, contracts or policies issued by the Company's insurance subsidiaries in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $5 million in the aggregate; (m) neither the Company nor any of its subsidiaries shall make or change any tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; (n) neither the Company nor any of its subsidiaries shall enter into any agreement containing any provision or convenant limiting in any material respect the ability of the Company or any subsidiary or affiliate to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its subsidiaries or affiliates;
(o) neither the Company nor any of its subsidiaries shall enter into any new quota share or other reinsurance transaction (A) which does not contain standard cancellation and termination provisions, (B) which, except in the ordinary course of business, materially increases or reduces the Company's insurance subsidiaries, consolidated ratio of net written premiums to gross written premiums or (C) pursuant to which $5 million or more in gross written premiums are ceded by the Company's insurance subsidiaries to any person other than the Company or any of its subsidiaries; (p) neither the Company nor any of the Company's insurance subsidiaries shall alter or amend in any material respect its existing investment guidelines or policies; (q) neither the Company nor any of its subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and (r) neither the Company nor any of its subsidiaries shall authorize or enter into any agreement to take any of the foregoing actions.

   No Solicitation. In the Parent Merger Agreement, the Company has agreed to a provision providing that neither the Company, any subsidiary of the Company, nor any of their respective directors and officers, or employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or its subsidiaries) (collectively, "Representatives") will, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of the Company or any of its subsidiaries (any such proposal or offer, for the purpose of the Parent Merger Agreement being referred to as an "Acquisition Proposal"). The Company has further agreed to a provision providing that neither the Company, any subsidiary of the Company, nor any of their respective directors and officers, or Representatives, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Parent Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in the Parent Merger Agreement shall prevent the Company or the Company Board from
(i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; or (ii) at any time prior to the earlier of (x) payment for Common Shares pursuant to the Offer or (y) the approval of the Merger by a majority of the holders of Common Shares and the holders of Preferred Shares, each voting separately as a class (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement (as defined in the Parent Merger Agreement); (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to its shareholders, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for the Company's directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the Merger, taking into account the long-term prospects and interests of it and its shareholders (any such more favorable Acquisition Proposal being referred to, for the purpose of the Parent Merger Agreement, as a "Superior Proposal").

   The Company also agreed in the Parent Merger Agreement to immediately cease and cause to be terminated any activities, discussions or negotiations with any parties which were being conducted prior to execution of the Parent Merger Agreement.

   The Company also agreed in the Parent Merger Agreement to notify Parent immediately if it receives from any third party any inquiries, proposals, offers, requests for information or requests for discussions or negotiations and to keep Parent informed, on a current basis, regarding the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

   Corporate Headquarters; School and Day Care Facility. In the Parent Merger Agreement, Parent has agreed to maintain the Company's corporate headquarters at the current Miami location for the foreseeable future, and in any event, for not less than five years from the Effective Time. Parent will also ensure, to the extent within its reasonable control, that the public school and day care facility operated on or adjacent to the Company's current Miami location shall remain in operation at their current locations for so long as the Company's corporate headquarters are maintained at the Company's current Miami location.

   Employee Benefits. In the Parent Merger Agreement, Parent has agreed that from the Effective Time until the first anniversary thereof, the employees of the Company and its subsidiaries will continue to be provided with benefits under the existing employee benefit plans of the Company and its subsidiaries (other than plans involving the issuance or award of Common Shares or rights to acquire Common Shares) that are no less favorable in the aggregate than those currently provided by the Company and its subsidiaries to such employees. Any such employees will receive credit under any benefit plans of Parent or any of its subsidiaries for service with the Company or its subsidiaries or predecessors prior to the Effective Time for the purpose of determining eligibility and vesting. Parent also has agreed to cause all pre-existing condition limitations and eligibility waiting periods under group health plans of Parent or any of its subsidiaries to be waived with respect to such participants and their eligible dependents. All discretionary awards and benefits under any group health plans of Parent or any of its subsidiaries shall be subject to the discretion of the persons or committee administering such plans.

   Treatment of Stock Options. The Parent Merger Agreement provides that at the Effective Time, each outstanding option to purchase shares of Common Shares under the Company's stock plans, whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions, the same number of shares of Parent Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Common Shares otherwise purchasable pursuant to such option, divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such option; provided that in the case of any option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of the exercise of such option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that to the extent that Common Shares acquired upon exercise of such option would be subject to vesting or other restrictions under the terms of the relevant Company stock plan under which such option was issued ("Company Restricted Shares"), the number of shares of Parent Common Stock to be issued upon exercise of an assumed option in accordance with the foregoing that bears the same ratio to the total shares of Parent Common Stock deemed purchasable pursuant to such assumed option as the number of Company Restricted Shares bears to the total number of shares of Common Shares issuable under such option shall be subject to the same vesting and other restrictions as would be applicable to the Company Restricted Shares.

   At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company stock plans to permit the assumption by Parent of the unexercised options to purchase Common Shares in accordance with the above. Effective at the Effective Time, Parent shall assume each option to purchase shares of Common Shares under the Company stock plans in accordance with the terms of the relevant Company stock plan under which the option was issued and the stock option agreement by which the option is evidenced.

   Special Meetings. The Company has agreed to take all action necessary to convene the special meeting of the holders of Common Shares and the special meeting of the holders of Preferred Shares (collectively, the "Special Meetings") to approve and adopt the Parent Merger Agreement as promptly as practicable after the Registration Statement on Form S-4 is declared effective. Subject to fiduciary obligations under applicable law, the Company Board will recommend approval of the Merger, shall not withdraw or modify such recommendation and shall take all lawful action to solicit the approval of the Merger. In the event that the Company Board withdraws or modifies its recommendation, the Company has agreed that the Special Meetings shall nevertheless be convened, votes with respect to the Merger will be taken and the reasons for such withdrawal or modification shall be communicated to the shareholders of the Company in accordance with the Florida Business Corporation Act.

   Indemnification of Directors and Officers; Directors and Officers' Insurance. In the Parent Merger Agreement, Parent has agreed to indemnify each present and former director and officer of the Company from liability arising out of matters existing or occurring at or prior to the Effective Time, including any shareholder lawsuits, to the fullest extent that the Company would have been permitted to indemnify such parties under Florida law and the Company Articles and the Company Bylaws. Parent also has agreed that the surviving corporation will maintain the Company's existing officers' and directors' liability insurance or purchase substantially comparable insurance for up to six years following the Effective Time, subject to certain maximum required premium amounts.

   Dividends. Parent and the Company have agreed to coordinate the declaration, setting of record dates and payment dates of dividends on Common Shares and Preferred Shares to ensure that (i) holders thereof do not receive dividends in respect of any calendar quarter on both Common Shares and Parent Common Stock or on both Preferred Shares and Parent Preferred Stock, as applicable, or (ii) holders thereof do not fail to receive dividends in respect of any calendar quarter on either Common Shares or Parent Common Stock or on either Preferred Shares or Parent Preferred Stock, as applicable.

   Affiliates Letters. The Company has agreed to deliver to Parent prior to the Special Meetings, a list of names and addresses of those persons who will be deemed to be "affiliates" (as such term is defined under the Securities
Act) of the Company, in the opinion of the Company, as of the time of the Special Meetings, which list shall be updated with the names of persons who may be so deemed and are subsequently so identified as affiliates. The Company has further agreed to use its reasonable best efforts to deliver or cause to be delivered to Parent prior to the Special Meetings, an Affiliates Letter from each affiliate identified in the foregoing list. Parent will not be obligated to maintain the effectiveness of the Registration Statement or any other registration statement for the purposes of resale by such affiliates of Parent Common Stock or Parent Preferred Stock.

   Listing and Registration. Parent has agreed to use its best efforts to cause the shares of Parent Common Stock and the shares of Parent Preferred Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing. The surviving corporation shall use its reasonable best efforts to cause the Common Shares and the Preferred Shares to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

   Representations and Warranties. In the Parent Merger Agreement, the Company, Parent and Purchaser have made representations relating to, among other things: (a) each of the Company's, Parent's and Purchaser's capitalization and organization and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Parent Merger Agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; (d) documents filed with the SEC and (in the case of the Company) applicable insurance regulatory authorities and the accuracy of information contained therein; (e) absence of certain material adverse events, changes or effects; (f) brokers and finders; and (g) certain tax matters.

   The Company has made additional representations to Parent and Purchaser relating to (a) receipt of an opinion of its financial advisor; (b) ownership of intellectual property and absence of infringement of third party intellectual property; (c) litigation and undisclosed liabilities; (d) compliance with law, including compliance with insurance, tax and environmental laws and regulations; (e) actions taken in connection with takeover statutes; (f) the absence of contracts with labor unions or organizations; (g) the Rights Agreement; (h) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (i) compliance with environmental and tax laws and regulations; (j) compliance with insurance laws and regulations and related insurance matters; and (k) the disclosure and enforceability of certain material contracts; and compliance with insurance laws and regulations and the adequacy of reserves and related matters.

   The Rights. The Parent Merger Agreement provides that the Company will take all actions necessary such that by reason of the execution or consummation of the transactions contemplated by the Parent Merger Agreement, Parent will not be deemed to be an Acquiring Person under the Rights Agreement, the Distribution Date will not be deemed to occur and the Rights will not separate from the Common Shares.

   Termination. The Parent Merger Agreement may be terminated: (i) at any time prior to the Effective Time, by mutual written consent of the Company and Parent; (ii) by Parent or the Company if (a) Purchaser shall have terminated the Offer without purchasing any Common Shares pursuant to the Offer, (b) the purchase of Common Shares pursuant to the Offer has not been consummated by December 31, 1998, whether such date is before or after the approval of the Parent Merger Agreement by the shareholders of the Company, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable (whether before or after the approval of the Parent Merger Agreement by the shareholders of the Company or Parent); provided, that the right to terminate the Parent Merger Agreement pursuant to clause (a) or clause (b) above will not be available to any party that has materially breached its obligations in a manner that has contributed to the failure of the Offer or the Merger to be consummated; (iii) by the Company at any time prior to the earlier of (1) acceptance for payment of Common Shares pursuant to the Offer or (2) the approval of the Merger by the holders of a majority of the outstanding shares of Common

Shares and the holders of a majority of the outstanding shares of Preferred Shares, each voting as a separate class, shall have been obtained, if the Company Board authorizes the Company to enter into a binding written agreement with respect to a Superior Proposal (subject to (w) there being no material breach by the Company of the provisions of the Parent Merger Agreement, (x) the Company giving written notice of such Superior Proposal to Parent, (y) Parent failing to make, prior to five business days after receipt of the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal, taking into account the long term prospects and interests of the Company and its shareholders and (z) the Company paying to Parent prior to termination of the Parent Merger Agreement the termination fee (described below); (iv) by the Company or Parent at any time prior to the Effective Time in the event of a material breach by the other party of any representation, warranty, covenant or agreement which is not curable or not cured as provided in the Parent Merger Agreement; (v) by Parent at any time prior to the earlier of (1) acceptance for payment of Common Shares pursuant to the Offer or (2) the approval of the Merger by the holders of a majority of the outstanding Preferred Shares and the holders of a majority of the outstanding Common Shares, each voting as a separate class, if the Company enters into a binding agreement for a Superior Proposal or if the Company Board withdraws or modifies its approval or recommendation of the Parent Merger Agreement or fails to reconfirm its recommendation within ten business days after a reasonable written request by Parent to do so.

   Expenses and Termination Fee. The Parent Merger Agreement provides that the surviving corporation shall pay all expenses arising in connection with the exchange of Common Shares for the Parent Common Stock and the exchange of Preferred Shares for Parent Preferred Stock. Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Parent Merger Agreement, the Merger, the Offer and the other transactions contemplated by the Parent Merger Agreement shall be paid by the party incurring such expenses, except that the filing fee for the Registration Statement and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus, the Offer documents, the
Schedule 14D-1, the Schedule 14D-9, and the Registration Statement shall be shared equally by Parent and the Company.

   The Parent Merger Agreement provides that if it is terminated (1) by the Company or by Parent in the manner described in clause (ii)(a) or (b) under "Termination" above (and prior to, or at the time of the Special Meetings referred to therein any person shall have made an Acquisition Proposal to the Company or any of its subsidiaries or any of its shareholders shall have publicly announced an intention to make such an Acquisition Proposal), (2) by the Company in the manner described in clause (iii) under "Termination" above or (3) by Parent in the manner described in clause (v) under "Termination" above, then the Company will, not later than immediately prior to the time of such termination or, in the case of a termination described in clause (iii) under "Termination" above, not later than immediately prior to the time that the Company enters into an agreement concerning a transaction that constitutes a Superior Proposal, pay Parent a termination fee of $94.9 million plus an amount equal to Parent's expenses incurred in connection with the Offer and the Merger up to $5 million.

   In addition, if the Parent Merger Agreement is terminated by the Company or Parent pursuant to clause (ii) (a) or (b) under "Termination" above, and at the time of termination no person is making or proposing an Acquisition Proposal to the Company, then the Company will, not later than two days after Parent requests payment of any expenses incurred in connection with the Merger or Offer, pay to Parent an amount up to $5 million and, if within 18 months of such termination the Company enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, the Company will pay to Parent a termination fee of $94.9 million.

   Any payment of a termination fee by the Company to Parent pursuant to the Parent Merger Agreement shall be payable as follows: (i) any amounts up to the first $70 million shall be payable in cash and (ii) the balance shall be payable by delivery of a note, which shall (i) bear interest at the prime rate of The Chase Manhattan Bank in effect from time to time plus two percent, (ii) have a final maturity of the earlier of the consummation of a transaction contemplated by an Acquisition Proposal or one year from the date of termination of the Parent Merger Agreement and (iii) have other customary terms and conditions.

   Alternative Transaction Structure. The Parent Merger Agreement provides that if the vote of the holders of a majority of the outstanding shares of Preferred Shares is not obtained at the Special Meeting of holders of Preferred Shares or Parent reasonably determines that such vote is not likely to be obtained, Parent will, subject to the vote of the holders of a majority of the outstanding Common Shares and the other terms and conditions of the Parent Merger Agreement (other than the covenant relating to actions that would disqualify the Merger as a "reorganization" under the Code and the provisions of opinions of counsel as to the treatment of the Merger as a "reorganization" under the Code), merge Purchaser with and into the Company such that the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation. The Company agrees to take all actions reasonably requested by Parent to effect the above alternative transaction structure, including without limitation, promptly entering into an amendment to the Parent Merger Agreement to provide, inter alia, that the Preferred Shares shall remain outstanding after the Merger pursuant to its current terms and conditions except that it shall be convertible into Parent Common Stock.

   Under the alternative transaction structure described above (the "Alternative Transaction Structure"), the Merger would not qualify as a "reorganization" under the Code. Under the Alternative Transaction Structure, the Offer and the Merger would be a fully taxable transaction with the result that holders of Common Shares would pay Federal income tax on all consideration (whether cash or Parent Common Stock) received in the Offer and the Merger. Thus, a holder of Common Shares who, pursuant to the Offer and the Merger, exchanged all of the Common Shares owned by such shareholder for cash and shares of Parent Common Stock would recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value
(determined as of the Effective Time) of the shares of Parent Common Stock received and (ii) such shareholder's adjusted tax basis in the Common Shares surrendered therefor. Such gain or loss would generally be capital gain or loss if a block of Common Shares is held as a capital asset and would generally be long-term capital gain or loss to the extent that, at the Effective Time, the holder has a holding period for federal income tax purposes in such block of Common Shares of more than one year.

   The foregoing discussion of the tax implications of the Alternative Transaction Structure is based upon the Code, applicable Treasury Regulations and administrative rulings and judicial authority. All of the foregoing are subject to change, possibly with retroactive effect. In addition, the foregoing discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws.

   The foregoing description of the Parent Merger Agreement is qualified in its entirety by reference to the text of the Parent Merger Agreement, a copy of which has been filed by Parent as an Exhibit to Amendment No. 31 to the
Schedule 14D-1. Copies of such exhibit may be inspected and obtained at the offices of the SEC as set forth in Section 8 of the Offer to Purchase (except that copies may not be available at regional offices of the SEC).

Settlement Agreement

   On March 18, 1998, Parent, the Company and AIG entered into the Settlement Agreement. In addition to the provisions regarding termination of the Amended AIG Merger Agreement, the Amended AIG Lockup Option Agreement and AIG Voting Agreement and the related payment of the Termination Amount and the Initial Expense Amount, as described in the Introduction of this Second Supplement, pursuant to the Settlement Agreement, prior to the consummation of the Offer, Parent agreed to pay AIG an additional $5 million to cover AIG's expenses.
The Settlement Agreement also provides that the respective officers, directors, employees, agents or other representatives or advisors of the Company and of Parent will not (a) take or facilitate the taking of any actions or the making of any claims which challenge the validity or enforceability of the payments by the Company and/or by Parent referred to above, or that seek to reduce or otherwise deprive AIG of such payments or (b) make any oral or written statements publicly or before any governmental or regulatory authority, court or other person inconsistent with (a) above.

   Under the Settlement Agreement, AIG has agreed that upon payment of the Termination Amount and the Initial Expense Amount it will (i) take all necessary steps to withdraw from any insurance regulatory procedures or hearings relating to Parent's applications to obtain approval to acquire the Company, (ii) withdraw any applications that it has pending before any insurance regulatory authorities to obtain approval to acquire the Company and (iii) not take any actions or make any statements intended to frustrate or delay any transaction that may be agreed upon between the Company and Parent pursuant to the terms of the Settlement Agreement.

   Upon termination of the Amended AIG Merger Agreement, each of the parties to the Settlement Agreement have agreed to release the other parties and their affiliates, representatives and shareholders from any and all claims relating to any proposed or actual acquisition of the Company by AIG, AIGF, Parent or Purchaser, including but not limited to claims asserted in currently pending litigation.

   Pursuant to the Settlement Agreement, AIG has also agreed that for a period of 90 days following the consummation of the purchase by Parent of a majority of the then outstanding Common Shares or a merger or other business combination involving the Company and Parent or an affiliate of Parent, AIG and its subsidiaries will not hire any employees of the Company or its subsidiaries as employees or AIG or any of its subsidiaries. In addition, for a period of one year following the consummation of such a transaction, AIG and its subsidiaries will not solicit any employee of the Company or any of its subsidiaries for employment by AIG or its subsidiaries, provided that such restriction shall not apply to general solicitations of employment by AIG and its subsidiaries not specifically directed to employees of the Company or any of its subsidiaries. The foregoing restrictions shall not apply to employees of the Company or any of its subsidiaries who are not officers or other executive or managerial employees, or employees of the Company or its subsidiaries who become former employees and whose employment has been terminated for at least 30 days.

   The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the text of the Settlement Agreement, a copy of which has been filed by Parent as an Exhibit to Amendment No. 30 to the
Schedule 14D-1. Copies of such exhibit may be inspected and obtained at the offices of the SEC as set forth in Section 8 of the Offer to Purchase (except that copies may not be available at regional offices of the SEC).

5. CONDITIONS OF THE OFFER. The discussion set forth in Section 14 of the Offer to Purchase is amended and supplemented as follows:

   Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its reasonable discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Common Shares, or may, in its reasonable discretion, terminate or amend the Offer as to any Common Shares not then paid for if (a) prior to the Expiration Date (i) there shall not have been tendered and not withdrawn at least that number of Common Shares which, together with Shares owned by Parent or Purchaser, constitute at least 51% of all outstanding Common Shares on a fully diluted basis, (ii) any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated, (iii) other than the filing provided for in Section 1.3 of the Parent Merger Agreement, any notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective subsidiaries from, any Governmental Entity (collectively, "Governmental Consents"), in connection with the execution and delivery of the Parent Merger Agreement and the consummation of the Offer and the Merger and the other transactions contemplated by the Parent Merger Agreement shall not have been made or obtained (as the case may be), or (iv) the Company shall not have obtained the consent or approval of each person whose consent or approval shall be required under any contract to which the Company or any of its subsidiaries is a party, except those for which the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole ("Company Material Adverse Effect") or is not, individually or in the aggregate, reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by the Parent Merger Agreement; or any such consent or approval, or any Governmental Consent, imposes any condition or conditions relating to, or requires changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective subsidiaries which could, in the judgment of the board of directors of Parent, individually or in the aggregate, materially and adversely impact the economic or business benefits to Parent and its subsidiaries of the transactions contemplated by the Parent Merger Agreement; or (b) at or before the expiration of the Offer (whether or not any Common Shares have theretofore been accepted for payment), any of the following events shall occur:

     (i) any court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger, or which makes the acceptance for payment of, or payment for, any Common Shares in the Offer illegal;

     (ii) the representations and warranties of the Company set forth in the Parent Merger Agreement shall not be true and correct in all material respects as of the date made; or such representations and warranties shall not be true and correct as of the Expiration Date as though made on and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier date (disregarding the parenthetical clause at the end of the lead-in to Section 5.1 of the Parent Merger Agreement)) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect", "material" or similar qualifications set forth in the Parent Merger Agreement) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, or Parent shall not have received a certificate on the Expiration Date signed on behalf of the Company by an executive officer of the Company to such effect;

     (iii) the Company shall not have performed in all material respects all obligations required to be performed by it under the Parent Merger Agreement at or prior to the Expiration Date; or

     (iv) the Parent Merger Agreement shall have been terminated in accordance with its terms prior to the Expiration Date; or Parent, Purchaser and the Company shall have otherwise agreed that Purchaser may amend, terminate or withdraw the Offer;

which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Common Shares.

   The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition or may be waived by Parent or Purchaser by express and specific action to that effect, in whole or in part at any time or from time to time in their sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Parent and Purchaser concerning any event described in this Section 14 shall be final and binding upon all holders of Common Shares.

6. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; CERTAIN LITIGATION. The discussion set forth in Section 15 of the Offer to Purchase is amended and supplemented as follows:

   Certain Litigation. On March 20, 1998, pursuant to the terms of the Settlement Agreement, Parent and Purchaser and AIG and AIGF each agreed to file motions to dismiss, with prejudice, their respective claims pursuant to the Amended Complaint and the Amended AIG Complaint.

   State Insurance Approvals. On March 17, 1998, AIG presented their affirmative case to the Florida Department of Insurance (the "Florida Department") on the AIG Form A Proceedings. At the request of AIG, the Company and Parent, the Florida Department adjourned the hearing on the AIG Form A Proceedings for up to two weeks following the announcement of the Settlement Agreement. Parent reserved the right to introduce evidence in opposition to the AIG Form A Proceedings if no definitive merger agreement was reached between Parent and the Company. On March 19, 1998, the Florida Department held hearings at which representatives of Parent presented their affirmative case on the Parent Form A Proceedings. At the request of AIG, the Company and Parent, the Florida Department also adjourned the hearing on the Parent Form A Proceedings for up to two weeks following the announcement of the Settlement Agreement. AIG and the Company reserved the right to introduce evidence in opposition to the Parent Form A Proceedings if no definitive merger agreement was entered into between Parent and the Company.

   Pursuant to the Settlement Agreement, AIG withdrew the AIG Form A Proceeding with the Florida Department simultaneously with the termination of the Amended AIG Merger Agreement. AIG notified the Florida Department of their withdrawal of the AIG Form A Proceeding and AIG's intention not to oppose the Parent Form A Proceedings. The hearing record for the Parent Form A Proceeding will close upon the submission of additional information by Parent as requested by the Florida Department.

7. MISCELLANEOUS.

   Parent and Purchaser have filed with the SEC amendments to the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 of the Offer to Purchase (except that they may not be available at the regional offices of the SEC).

SEASON ACQUISITION CORP.

March 24, 1998

   Facsimile copies of the Letters of Transmittal, properly completed and duly signed, will be accepted. Either the original Letter of Transmittal or the revised Letters of Transmittal, certificates for the Common Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                  2 BROADWAY
                           NEW YORK, NEW YORK 10004

                          By Facsimile Transmission:
                       (for Eligible Institutions Only)
                                (212) 509-5150

                          For Information Telephone:
                           (212) 509-4000  ext. 226
                                (800) 509-5586

   Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the First Supplement, this Second Supplement, the revised Letters of Transmittal and the revised Notices of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                          INNISFREE M&A INCORPORATED

                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                        CALL TOLL-FREE: (888) 750-5834
               BANKS AND BROKERS CALL COLLECT: (212) 750-5833

                    The Dealer Managers for the Offer are:

          LEHMAN BROTHERS                 MERRILL LYNCH & CO.
     3 WORLD FINANCIAL CENTER            WORLD FINANCIAL CENTER
     NEW YORK, NEW YORK 10285                 NORTH TOWER
  (212) 526-1849 (CALL COLLECT)      NEW YORK, NEW YORK 10281-1305
                                     (212) 449-8971 (CALL COLLECT)